Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:	Natalia Salomao
(732) 220-4963
(732) 325-8306 (M)

Investor Relations Contact:	Matthew Stuckley
(732) 524-2617

Johnson & Johnson Completes Divestiture of Advanced Sterilization Products (ASP)
to Fortive Corporation

NEW BRUNSWICK, N.J., April 1, 2019 -- Johnson & Johnson (NYSE: JNJ) today announced that it has completed the divestiture of its Advanced Sterilization Products (ASP) business, a division of Ethicon, Inc.*, to Fortive Corporation (NYSE: FTV) for an aggregate value of approximately $2.8 billion, consisting of $2.7 billion of cash proceeds from Fortive Corporation and $0.1 billion of retained net receivables. ASP is a global leader in innovative infection prevention solutions with 2018 net revenue of approximately $800 million.

ASP supports healthcare facilities in the fight to protect patients against hospital-acquired infections, which are a leading cause of morbidity and mortality. ASP solutions include capital, consumables and software for use in Low-Temperature Terminal Sterilization and High-Level Disinfection of reusable surgical instruments.

Johnson & Johnson will discuss this transaction during its scheduled quarterly earnings call on April 16, 2019.

About Johnson & Johnson
At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That's why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world's largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.
About Ethicon, Inc.
Ethicon, part of Johnson & Johnson Medical Devices Companies, has made significant contributions to surgery for more than 100 years from creating the first sutures, to revolutionizing surgery with minimally invasive procedures. Our continuing dedication to Shape the Future of Surgery is built on our commitment to help address the world's most pressing health care issues and improve and save more lives. Through Ethicon's surgical technologies and solutions including sutures, staplers, energy devices, trocars and adjunctive hemostats and our commitment to treat serious medical conditions like obesity and cancer worldwide, we deliver innovation to make a life-changing impact. For more information, visit www.ethicon.com.
*Advanced Sterilization Products, a division of Ethicon, Inc., a New Jersey corporation.